#2ce Putnam International Growth and Income Fund
6/30/05 annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended June 30, 2005, Putnam Management has assumed
$22,894 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		 2,756
Class B		541
Class C		62

72DD2 (000s omitted)

Class M		  62
Class R		    0
Class Y		161

73A1

Class A		 0.088
Class B		 0.024
Class C		0.029

73A2

Class M		  0.046
Class R		0.092
Class Y		0.107



74U1 (000s omitted)

Class A		 35,703
Class B		 18,870
Class C		2,293

74U2 (000s omitted)

Class M		1,296
Class R		   11
Class Y	1,818

74V1
Class A		$11.68
Class B		 11.45
Class C		11.57

74V2

Class M		$11.61
Class R		 11.63
Class Y		11.71